SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  June 17, 1997


                            AMERICAN STORES COMPANY

               (Exact name of registrant as specified in charter)


     Delaware                 1-5392              87-0207226
  (State or other jurisdiction     (Commission File         (IRS Employer
   of incorporation)                Number)                 Identification No.)


709 East South Temple, Salt Lake City, Utah                      84102
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (801) 539-0112
Item 5.  Other Events.

At the Annual Meeting of Shareholders of American Stores Company held on June 17, 1997, the shareholders of the Company approved an amendment to Article THIRD of the Company's Restated Certificate of Incorporation to permit the Company to engage in any lawful business activity. The shareholders also approved an amendment to Article FOURTH of the Company's Certificate of Incorporation increasing the authorized common stock of the Company from 325 million shares to 700 million shares. A copy of the Certificate of Amendment to the Company's Restated Certificate of Incorporation is attached hereto as Exhibit 1 and is incorporated herein by reference.

At a meeting of the Board of Directors of the Company held on June 17, 1997 immediately following the Company's annual meeting of shareholders, the Board of Directors of the Company declared a two-for-one stock split of the Company's common stock to be effected in the form of a 100% stock distribution, payable July 16, 1997 to shareholders of record on July 1, 1997. A copy of the Company's press release dated June 17, 1997 announcing the stock split and certain other actions taken by the Company's Board of Directors is attached hereto as Exhibit 2 and is incorporated herein by reference.

In conjunction with the stock split, each Preferred Share Purchase Right issued pursuant to the Rights Agreement dated March 8, 1988, as amended, between the Company and First Chicago Trust Company of New York, will entitle the holder to purchase, under certain circumstances, one eight-hundredth of a share of the Company's Series A Junior Participating Preferred Stock at a price of $31.25. The Rights are not presently exercisable and may be redeemed by the Board of Directors of the Company for $.00125 per Right.




Item 7.   Financial Statements, Pro Forma Financial Information and Exhibits.

  1. Certificate of Amendment of Restated Certificate of Incorporation of American Stores Company dated as of June 30, 1997.

  2.      Press Release dated June 17, 1997, issued by American Stores Company.


                                   SIGNATURE


          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Dated:  July 11, 1997


                                   AMERICAN STORES COMPANY


                                   By:  /s/ Mark N. Schneider
                                        Name:   Mark N. Schneider
                                        Title:  Vice President,
                                                Assistant General Counsel
                                                and Assistant Secretary






                                 EXHIBIT INDEX





Exhibit No.    Title                              Sequentially Numbered Page

1.        Certificate of Amendment of Restated                   5
          Certificate of Incorporation of American
          Stores Company dated as of June 30, 1997.

2.        Press Release dated June 17, 1997, issued by           7
          American Stores Company.